Exhibit 10.10

TORNIER N.V. 2010 INCENTIVE PLAN

STOCK GRANT CERTIFICATE

(IN THE FORM OF A RESTRICTED STOCK UNIT)

Tornier N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Tornier N.V. 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), hereby grants to the individual named below, who shall be referred to as “Grantee”, a stock grant in the form of a restricted stock unit (the “Stock Grant”) for the number of shares of Stock as indicated below, which Stock Grant and the issuance of such underlying shares of Stock shall be subject to all of the terms and conditions of this Stock Grant Certificate, which include the Terms and Conditions (the “Terms and Conditions”) and any addendum established pursuant to Section 18 of the Terms and Conditions (the “Addendum”), as well as the terms and conditions of the Plan. This grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”.

Grant Number:

Grantee:

Grant Date:

Total Number of Shares of Stock Subject to Stock Grant:

Vesting Schedule:	Except as otherwise provided in the Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued .

TERMS AND CONDITIONS

1. Plan and Stock Grant Certificate. This Stock Grant is subject to these Terms and Conditions and the Plan. If a determination is made that any provisions of these Terms and Conditions is inconsistent with the Plan, the Plan shall control. All of the capitalized terms used in these Terms and Conditions not otherwise defined herein shall have the same meaning as defined in the Plan. A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Grantee together with the Stock Grant Certificate.

2. Shareholder Status. Grantee shall have no rights as a shareholder of the Company with respect to the shares of Stock subject to this Stock Grant until such shares have been issued pursuant to Section 3 of these Terms and Conditions. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Stock subject to this Stock Grant, receive any dividends declared prior to the issuance of such shares of Stock or otherwise exercise any incidents of ownership with respect to such shares of Stock until such shares have been issued pursuant to Section 3 of these Terms and Conditions.

3. Vesting and Conditions to Issuance of Shares of Stock; Forfeiture.

(a)	Vesting and Conditions to Issuance of Shares of Stock. Except as otherwise provided under these Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued in such increments and at such times as indicated in the Vesting Schedule set forth in the Stock Grant Certificate.

(b)	Forfeiture of Rights to Receive Unissued Shares of Stock.

(1)	If Grantee’s continuous employment or service relationship (including service as an employee or as a consultant) with the Company terminates for any reason whatsoever before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a), then Grantee shall (except as provided in Section 12 of the Plan) forfeit his or her rights to receive all of the remaining shares of Stock subject to this Stock Grant that have not vested and been issued as of the date Grantee’s employment or service relationship with the Company so terminates.

(2)

Notwithstanding Section 3(b)(1), if Grantee’s employment with the Company terminates before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a) but Grantee at such time then becomes an independent consultant to the Company, Grantee’s rights under these Terms and

Conditions shall continue to vest in accordance with Section 3(a) so long as Grantee continues to provide services to the Company and such change in status does not constitute a “separation from service” under Section 409A of the Code.

(3)	Except in instances where Grantee becomes an independent consultant to the Company as provided in clause (2) above, Grantee’s employment termination date shall mean the last day that Grantee actively performs services in an employer-employee relationship for the Company, without regard to the reason for Grantee’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

(c)	Affiliates. For purposes of these Terms and Conditions, any reference to the Company shall include any Affiliate that employs Grantee, and a transfer of Grantee’s employment or service relationship between the Company and any Affiliate of the Company or between any Affiliates of the Company shall not be treated as a termination of employment or service relationship under the Plan or these Terms and Conditions.

(d)	Effect of Actions Constituting Cause or Adverse Action. If Grantee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company, irrespective of whether such action or the Committee’s determination occurs before or after termination of Grantee’s employment or other service with the Company and irrespective of whether or not Grantee was terminated as a result of such Cause or Adverse Action, (i) all rights of Grantee under these Terms and Conditions shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind this Stock Grant and to require Grantee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescission (including any dividend equivalents paid or other distributions made with respect to this Stock Grant). The Company shall be entitled to withhold and deduct from future wages of Grantee (or from other amounts that may be due and owing to Grantee from the Company) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. This Section 3(d) shall not apply following a Change in Control.

(e)	Clawback Policy. This Stock Grant and the shares of Stock issuable pursuant to this Stock Grant are subject to forfeiture or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time.

(f)	Sale of Business Unit. The Committee, in connection with the sale of any Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Stock Grant or the rights under this Stock Grant will be adversely affected by such transaction:

(1)	Accelerate the time Grantee’s interest in the shares of Stock subject to this Stock Grant will vest and be issued under Section 3(a), or

(2)	Provide for vesting after such sale or other disposition.

(g)	EU Age Discrimination Rules. If Grantee is a local national of and is employed in a country that is a member of the European Union, the award of the Stock Grant and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

4. Change in Control. If there is a Change in Control of the Company, this Stock Grant shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

5. Issuance of Shares of Stock; Book-Entry or Stock Certificates.

(a)	Share Settlement. As soon as practicable after each date as of which shares of Stock subject to this Stock Grant become vested pursuant to Section 3, the Company shall direct its transfer agent to issue such number of shares of Stock in the name of Grantee or a nominee in book entry.

(b)	Cash Settlement. Notwithstanding anything in these Terms and Conditions to the contrary, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of a cash payment to the extent settlement in shares of Stock is prohibited under local law, would require Grantee and/or the Company to obtain the approval of any governmental and/or regulatory body in Grantee’s country of residence (and country of employment, if different) or is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of shares of Stock but require an immediate sale of such shares of Stock (in which case, these Terms and Conditions shall give the Company the authority to issue sales instructions on Grantee’s behalf).

(c)	Repatriation; Compliance with Laws. As a condition of the award of this Stock Grant, Grantee agrees to repatriate all payments attributable to the Stock Grant in accordance with local foreign exchange rules and regulations in Grantee’s country of residence (and country of employment, if different). In addition, Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different). Finally, Grantee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different).

6. Non-Transferable. The Stock Grant may not be assigned, transferred, pledged or hypothecated in any manner other than by will or the laws of descent or distribution.

7. Other Laws. The Company shall have the right to refuse to issue to Grantee or transfer shares of Stock subject to this Stock Grant if the Company, acting in its absolute discretion, determines that the issuance or transfer of such shares of Stock might constitute a violation by Grantee or the Company of any applicable law or regulation.

8. Income Tax and Social Insurance Contributions Withholding.

(a)	Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, and the settlement of the Stock Grant; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b)	Grantee’s acceptance of this Stock Grant constitutes Grantee’s agreement to execute and deliver to the Company a Tax Withholding Payment Authorization in substantially the form provided to the Grantee if requested to do so by the Company. If Grantee’s country of residence (and the country of employment, if different) requires withholding of Tax-Related Items and if Grantee has not executed and delivered to the Company the Tax Withholding Payment Authorization prior to the one or more dates on which a Grantee’s liability for a Tax-Related Item becomes due as determined by applicable law (generally, the date or dates that shares of Stock underlying this Stock Grant vest and become issuable pursuant to Section 3(a) of these Terms and Conditions) (any such date, the “Taxable Date”), then prior to the delivery of shares of Stock upon the vesting of the Stock Grant, the Company: (i) shall withhold a sufficient number of whole shares of Stock otherwise issuable upon the vesting of the Stock Grant that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Stock shall be used to settle the withholding obligation); or (ii) shall withhold an amount from Grantee’s regular salary and/or wages, or from any other amounts payable to Grantee. In cases where shares of Stock are withheld and the Fair Market Value of the number of whole shares of Stock withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to Grantee equal to the difference as soon as administratively practicable.

(c)

In the event the withholding requirements are not satisfied through the sale of shares of Stock pursuant to the Tax Withholding Payment Authorization, through the withholding of shares of Stock or through Grantee’s regular salary and/or wages or other amounts payable to Grantee, no shares of Stock will be issued to Grantee unless and until satisfactory arrangements (as determined by the Committee) have been made by Grantee with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Stock Grant. By accepting the Stock Grant, Grantee expressly consents to the withholding of shares of Stock and/or the withholding of amounts from Grantee’s regular salary and/or wages, or other amounts payable to Grantee, as provided for hereunder. All other Tax-Related Items related to the Stock Grant and any shares of Stock acquired pursuant to the vesting of the Stock Grant are Grantee’s sole responsibility.

9. Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies Grantee of the following in relation to Grantee’s personal data and the collection, processing and transfer of such data in relation to the Company’s award of the Stock Grant and Grantee’s participation in the Plan. The collection, processing and transfer of Grantee’s personal data is necessary for the Company’s administration of the Plan and Grantee’s participation in the Plan. Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect Grantee’s participation in the Plan. As such, Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Grantee, including Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Grantee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Grantee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Grantee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Grantee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Grantee’s participation in the Plan. Grantee may seek to exercise these rights by contacting Grantee’s local HR manager or the Company’s Human Resources Department.

10. No Right to Continue Employment or Service. None of the Plan, this Stock Grant Certificate, or any related material shall give Grantee the right to remain employed by the Company or to continue in the service of the Company in any other capacity.

11. Venue. In accepting this Stock Grant, Grantee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or related to this Stock Grant and this Stock Grant Certificate.

12. Binding Effect. This Stock Grant Certificate shall be binding upon the Company and Grantee and their respective heirs, executors, administrators and successors.

13. Headings and Sections. The headings contained in these Terms and Conditions are for reference purposes only and shall not affect in any way the meaning or interpretation of these Terms and Conditions. All references to sections herein shall be to sections of these Terms and Conditions unless otherwise expressly stated as part of such reference.

14. Nature of the Grant. In accepting this Stock Grant, Grantee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan or these Terms and Conditions;

(b)	the award of the Stock Grant is voluntary and occasional and does not create any contractual or other right to receive a future Stock Grant, or benefits in lieu of a Stock Grant, even if the Stock Grant has been granted repeatedly in the past;

(c)	all decisions with respect to future Stock Grants, if any, will be at the sole discretion of the Company;

(d)	Grantee is voluntarily participating in the Plan;

(e)	the Stock Grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of Grantee’s employment contract, if any;

(f)	the Stock Grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company;

(g)	in the event that Grantee is not an employee of the Company, the Stock Grant will not be interpreted to form an employment contract or relationship with the Company;

(h)	the future value of the underlying shares of Stock subject to this Stock Grant is unknown and cannot be predicted with certainty and if Grantee vests in the Stock Grant and is issued the shares of Stock, the value of those shares may increase or decrease;

(i)	in consideration of the award of the Stock Grant, no claim or entitlement to compensation or damages shall arise from termination of the Stock Grant or diminution in value of the Stock Grant or shares of Stock acquired upon vesting of the Stock Grant resulting from termination of Grantee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Stock Grant Certificate, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(j)

in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to receive the Stock Grant and vest in the Stock Grant under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to vest in the Stock Grant after such termination, if any, will be measured by the date of termination of Grantee’s active employment or service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed or providing service for purposes of his or her Stock Grant;

(k)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Stock; and

(l)	Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Stock Grant.

15. Private Placement. If Grantee is resident and/or employed outside of the United States, the award of the Stock Grant is not intended to be a public offering of securities in Grantee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Stock Grant is not subject to the supervision of the local securities authorities.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Grant to Grantee under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. English Language. If Grantee is resident and/or employed outside of the United States, Grantee acknowledges and agrees that it is Grantee’s express intent that this Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received this Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

18. Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Stock Grant shall be subject to any special terms and conditions for Grantee’s country of residence (and country of employment, if different), as are forth in the applicable Addendum to these Terms and Conditions. Further, if Grantee transfers residence and/or employment to another country reflected in an Addendum to these Terms and Conditions, the special terms and conditions for such country will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer). Any applicable Addendum shall constitute part of the Terms and Conditions.

19. Additional Requirements. The Company reserves the right to impose other requirements on the Stock Grant, any payment made pursuant to the Stock Grant, and Grantee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan. Such requirements may include (but are not limited to) requiring Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

[Remainder of page intentionally left blank]

TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO

THE TERMS AND CONDITIONS

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), and the Stock Grant Certificate (the “Stock Grant Certificate”), the Stock Grant is subject to the following additional terms and conditions as set forth in this addendum to the Terms and Conditions to the extent Grantee resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Stock Grant Certificate. To the extent Grantee transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer).

AUSTRALIA

1. Stock Grant Conditioned on Satisfaction of Regulatory Obligations. If Grantee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of Australia, the award of the Stock Grant is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

CANADA

1. Settlement in Shares of Stock. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, the Stock Grant shall be settled only in shares of Stock (and may not be settled via a cash payment).

FRANCE

1. English Language. Grantee acknowledges and agrees that it is Grantee’s express intent that the Terms and Conditions, the Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received the Terms and Conditions, the Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Le Bénéficiaire reconnaît et accepte que c’est son intention expresse que les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan et tous autres documents exécutés, avis donnés et procédures judiciaires intentées dans le cadre de l’Attribution d’Actions soient rédigés en anglais. Si le Bénéficiaire a reçu les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan ou tous autres documents relatifs à l’Attribution d’Actions dans une autre langue que l’anglais et si la signification de la version traduite est différente de la version anglaise, la version anglaise prévaudra.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE STOCK GRANT CERTIFICATE THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF TORNIER-FRANCE AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the award of the Stock Grant, Grantee hereby waives any and all rights to compensation or damages as a result of the termination of Grantee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Grantee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SPAIN

1. Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Terms and Conditions, “Cause” shall be defined in the Plan, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2. Grantee Acknowledgement of Discretionary Nature of Plan; No Vested Rights. The following provision supplements Section 14 of the Terms and Conditions:

In accepting the Stock Grant, Grantee acknowledges that Grantee consents to participation in the Plan and has received a copy of the Plan. Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion awarded the Stock Grant under the Plan to individuals who may be employees of the Company or any Affiliate of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate of the Company on an ongoing basis. Consequently, Grantee understands that the Stock Grant is awarded on the assumption and condition that the Stock Grant and the shares of Stock acquired upon vesting of the Stock Grant shall not become a part of any employment contract (either with the Company or any Affiliate of the Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Grantee understands that this grant would not be made to Grantee but for the assumptions and conditions referenced above. Thus, Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Stock Grant shall be null and void.

Grantee understands and agrees that, as a condition of the award of the Stock Grant and unless otherwise provided in the Terms and Conditions, the unvested portion of the Stock Grant as of the date of Grantee’s termination of employment will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. Grantee acknowledges that Grantee has read and specifically accepts the conditions referred to in the Terms and Conditions regarding the impact of a termination of employment on Grantee’s Stock Grant.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE STOCK GRANT CERTIFICATE THE PLAN AND THIS ADDENDUM.

Signature

Printed Name	Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF TORNIER-SPAIN AS SOON AS POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

SWEDEN

1. Tax Withholding. Notwithstanding anything in Section 8 of the Terms and Conditions, if Grantee is a tax resident of Sweden, any Tax-Related Items shall be withheld only in cash from Grantee’s regular salary/wages or other amounts payable to Grantee in cash, or such other withholding methods as may be permitted under the Plan and allowed under local law.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provisions shall replace Section 8 of the Terms and Conditions:

(a) Regardless of any action the Company takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Stock Grant, or the release or assignment of the Stock Grant for consideration, or the receipt of any other benefit in connection with the Stock Grant (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, the settlement of the vested Stock Grant, the subsequent sale of any shares of Stock acquired pursuant to the Stock Grant, and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b) As a condition of settling the Stock Grant following the date of vesting, the Company shall be entitled to withhold and Grantee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Grantee from any salary/wages or other cash compensation paid to Grantee by the Company. Alternatively, or in addition, if permissible under local law, Grantee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Grantee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Grantee (on Grantee’s behalf and at Grantee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the vesting of the Stock Grant. If the obligation for Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Grantee shall be deemed to have been issued the full number of whole shares of Stock issued upon vesting of the Stock Grant, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Stock Grant.

(c) If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Grantee has relocated to a country other than the United Kingdom, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom. Grantee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Grantee may have to recover any overpayment from the relevant tax authorities.

(d) Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), Grantee agrees that the amount of any uncollected Tax-Related Items shall (assuming Grantee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Grantee to the Company, effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock acquired under the Plan.

2. Exclusion of Claim. Grantee acknowledges and agrees that Grantee will have no entitlement to compensation or damages in consequence of the termination of Grantee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Grantee’s ceasing to have rights under or to be entitled to vesting of the Stock Grant as a result of such termination, or from the loss or diminution in value of the Stock Grant. Upon the award of the Stock Grant, Grantee shall be deemed to have irrevocably waived any such entitlement.

*        *        *         *        *

TORNIER N.V.

By:
Name:	David H. Mowry
Title:	President and Chief Executive Officer

*        *        *         *        *

Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Grant subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Stock Grant Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Stock Grant Certificate and the Plan. Grantee also acknowledges receipt of the U.S. prospectus for the Plan.

Dated:	Signed:

Name:

Address: